Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 20-F of Telix Pharmaceuticals Limited of our report dated September 13, 2024 relating to the financial statements of Telix Pharmaceuticals Limited, which appears in this Registration Statement. We also consent to the reference to us under the heading “Statement by Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
Melbourne, Australia
October 29, 2024